LEHMAN BROTHERS INCOME FUNDS

                                                INSTITUTIONAL CLASS
                                              DISTRIBUTION AGREEMENT

                                                    SCHEDULE A


The Series currently subject to this Agreement are as follows:

            Lehman Brothers Strategic Income Fund



Date: June 1, 2007